Exhibit 99.1

GlyEco Reports Fourth Quarter and Full-Year 2017 Results

Total Revenues Increased 148% for the Quarter and 116% for the Year

 Gross Margins Improved from 9% to 17% for the Quarter and from 6% to 14% for the Year

ROCK HILL, SC / ACCESSWIRE / April 2, 2018 / GlyEco, Inc. (“GlyEco” or the “Company”) (OTC Pink: GLYE), a developer, manufacturer and distributor of performance fluids for the automotive, commercial and industrial markets, announced today the following financial results for the fourth quarter and year ended December 31, 2017:

	Quarter ended December 31,
	2017	2016

Sales, net	$3,580,000	$1,445,000
Gross profit	$603,000	$131,000
Total operating expenses	$1,594,000	$776,000
Loss from operations	$(991,000)	$(645,000)
Net (loss) income	$(1,114,000)	$283,000
Adjusted EBITDA	$(549,000)	$(408,000)

	Year ended December 31,
	2017	2016

Sales, net	$12,073,000	$5,591,000
Gross profit	$1,628,000	$308,000
Total operating expenses	$5,964,000	$3,492,000
Loss from operations	$(4,336,000)	$(3,184,000)
Net loss	$(5,182,000)	$(2,265,000)
Adjusted EBITDA	$(1,996,000)	$(1,837,000)

Fourth Quarter of 2017 Highlights

●	Total Revenues increased by $2,135,000 or 148%, from $1,445,000 for the quarter ended December 31, 2016 to $3,580,000 for the quarter ended December 31, 2017.

●	Consumer Revenues increased by $116,000 or 8%, from $1,445,000 for quarter ended December 31, 2016 to $1,561,000 for the quarter ended December 31, 2017.

●	Gross Profit increased from $131,000 for the quarter ended December 31, 2016 to $603,000 for the quarter ended December 31, 2017.

●	Operating expenses increased from $776,000 for the quarter ended December 31, 2016 to $1,594,000 for the quarter ended December 31, 2017. We estimate that about $300,000 of the $818,000 of incremental expenses are non-recurring in nature and will decline during 2018 as projects are completed and we continue to refine our operations.

●	Adjusted EBITDA decreased by $141,000, from $(408,000) for the quarter ended December 31, 2016 to $(549,000) for the quarter ended December 31, 2017.

Fourth Quarter of 2017 Financial Review

The Company’s sales for the quarter ended December 31, 2017, were $3.6 million compared to $1.4 million for the quarter ended December 31, 2016, representing an increase of $2.1 million, or approximately 148%. Our Consumer Segment represented $1.6 million in revenues and our Industrial Segment represented $2.0 million in revenues for the quarter.

The Company reported a gross profit of $603,000 for the quarter ended December 31, 2017, compared to a gross profit of $131,000 for the quarter ended December 31, 2016, representing an increase in our gross margin to 17% in the quarter ended December 31, 2017 compared to 9% in the quarter ended December 31, 2016. Our Consumer Segment represented $134,000 in gross profit and was negatively impacted by volume and low production. Our Industrial Segment represented $469,000 in gross profit and was positively impacted by volume and increasing market prices.

The Company reported operating expenses of $1.6 million for the quarter ended December 31, 2017, compared to $776,000 for the quarter ended December 31, 2016, representing an operating expense ratio of 45% compared to 54%. The increase in operating expenses included $200,000 of operating expenses related to the businesses and assets acquired in December 2016, primarily compensation and benefits, $150,000 of compensation and benefits related to additional sales, logistics and corporate employees, $110,000 of intangible amortization expense related to the businesses acquired in December 2016, $125,000 related to sales and marketing training, strategy and brand analysis, and development of sales tools, $100,000 related to the implementation of the Company’s new ERP system and other infrastructure projects, and $50,000 of bad debt expense. We estimate that about $300,000 of the $819,000 of incremental expenses are non-recurring in nature and will decline during 2018 as projects are completed and we continue to refine our operations.

The Company reported an operating loss of $1.0 million for the quarter ended December 31, 2017, compared to a $645,000 operating loss for the quarter ended December 31, 2016.

The Company reported a net loss of $1.1 million for the quarter ended December 31, 2017, compared to a net profit of $283,000 for the quarter ended December 31, 2016.

The Company reported adjusted EBITDA of $(549,000) for the quarter ended December 31, 2017, compared to $(408,000) for the quarter ended December 31, 2016.

Commenting on the fourth quarter 2017 results, Ian Rhodes, President and Chief Executive Officer said, “The fourth quarter of 2017 was one of our strongest quarters of the year. Revenues were $3.6 million for the quarter. Our gross margin ratio was 17% and our operating expense ratio was 45%. Our operating expense was negatively impacted by non-recurring costs related to our ERP implementation and other infrastructure projects, sales and marketing training, strategy and brand analysis, and development of sales tools and certain compensation expenses of approximately $300,000. We expect these costs will decline during 2018 as projects are completed and we continue to refine our operations.”

Full Year 2017 Highlights

●	Total Revenues increased by $6,482,000 or 116%, from $5,591,000, for the year ended December 31, 2016 to $12,073,000 for the year ended December 31, 2017.

●	Consumer Revenues increased by $672,000 or 12%, from $5,591,000 for the year ended December 31, 2016 to $6,263,000 for the year ended December 31, 2017.

●	Gross Profit increased from $308,000 for the year ended December 31, 2016 to $1,628,000 for the year ended December 31, 2017.

●	Operating expenses increased from $3,492,000 for the year ended December 31, 2016 to $5,964,000 for the year ended December 31, 2017. We estimate that about $1 million of the $2.5 million of incremental expenses are non-recurring in nature and will decline during 2018 as projects are completed and we continue to refine our operations.

●	Adjusted EBITDA decreased by $159,000, from $(1,837,000) for the year ended December 31, 2016 to $(1,996,000) for the year ended December 31, 2017.

Full Year 2017 Financial Review

The Company’s sales for the year ended December 31, 2017, were $12.1 million compared to $5.6 million for the year ended December 31, 2016, representing an increase of $6.5 million, or approximately 116%. Our Consumer Segment represented $6.3 million in revenues and our Industrial Segment represented $5.8 million in revenues for the year.

The Company reported a gross profit of $1,628,000 for the year ended December 31, 2017, compared to a gross profit of $308,000 for the year ended December 31, 2016, representing an increase in our gross margin to 14% for the year ended December 31, 2017, compared to 6% for the year ended December 31, 2016. Our Consumer Segment represented $743,000 in gross profit and was positively impacted by increased sales and proportionately lower costs. Our Industrial Segment represented $885,000 in gross profit and was negatively impacted by approximately $200,000 of production costs that were not fully absorbed into inventory while the Institute, West Virginia facility was off line during the first two months of the first quarter for infrastructure related capital improvements as well as certain lower margin business.

The Company reported operating expenses of $6.0 million for the year ended December 31, 2017, compared to $3.5 million for the year ended December 31, 2016, representing an operating expense ratio of 50% compared to 62%. The increase in operating expenses included a $780,000 liability recorded in the third quarter of 2017 related to the West Virginia tank remediation, $525,000 of operating expenses related to the businesses and assets acquired in December 2016, $500,000 of compensation and benefits related to additional sales, logistics and corporate employees, $440,000 of intangible amortization expense related to the businesses acquired in December 2016, $125,000 related to sales and marketing training, strategy and brand analysis, and development of sales tools, and $300,000 related to the implementation of the Company’s new ERP system and other infrastructure projects, partially offset by a $540,000 decrease in share-based compensation. We estimate that about $1.0 million of the $2.5 million of incremental expenses are non-recurring in nature and will decline during 2018 as projects are completed and we continue to refine our operations.

The Company reported an operating loss of $4.3 million for the year ended December 31, 2017, compared to a $3.2 million operating loss for the year ended December 31, 2016.

The Company reported a net loss of $5.2 million for the year ended December 31, 2017, compared to a net loss of $2.3 million for the year ended December 31, 2016.

The Company reported adjusted EBITDA of $(2.0) million for the year ended December 31, 2017, compared to $(1.8) million for the year ended December 31, 2016.

Commenting on the full year results, Mr. Rhodes noted, “Due to organic revenue growth as well as revenue from acquired businesses and assets, our 2017 revenue was $12.1 million as compared to $5.6 million in 2016. Our gross margin increased to $1.6 million or 14% for 2017 as compared to $308,000 or 6% for 2016 as a result of improvement in existing business and the positive impact of the acquired businesses and assets. Our operating expenses increased year over year from $3.5 million in 2016 to $6.0 million in 2017, but our operating expense ratio decreased from 62% in 2016 to 50% in 2017 as we saw the benefit of the increased scale of our business. Our operating expense was negatively impacted by non-recurring costs related to West Virginia tank remediation accrual, our ERP implementation and other infrastructure projects, sales and marketing training, strategy and brand analysis, and development of sales tools and certain compensation expenses of approximately $1.0 million. We expect these costs will decline during 2018 as projects are completed and we continue to refine our operations.

Continued Mr. Rhodes, “2017 was a significant year for our company which was primarily due to the business and asset acquisitions that now comprise our Industrial segment. As our financial results show, the Industrial Segment has quickly become a key part of our business. First, the addition of the Industrial businesses – ethylene glycol re-refining and additives – have transformed our company into a vertically integrated company focused in antifreeze and related products, which allows us to better manage key costs and capture additional margin dollars throughout the process. Second, we added several talented people to our team. Throughout 2017, we continued to add resources (both people and equipment) and reposition resources to provide the solid operations we need to support the growth we have planned across our businesses for 2018 and beyond.

Business Update and 2018 Guidance

During the fourth quarter of 2017, we made meaningful progress to stabilize and scale our operations to support our expected revenue growth and bottom line improvement in 2018. We made difficult, but important decisions to better position our company for the future.

The Company’s initial guidance for full year 2018 includes the following:

●	Net Revenues for 2018 is expected to be between $14.0 million and $16.0 million

●	Quarterly adjusted EBITDA is expected to be positive in the second half of 2018

As part of furthering our strategy of being a vertically integrated antifreeze/coolant and complementary products and services company, we have completed the planning and funding and are now building a finished antifreeze blending operation at our facility in West Virginia. We expect this project to be operational in late Spring of this year. This will add significant finished antifreeze production capacity to our company, increase our ability to provide packaged product (drums, totes, etc.), expand our geographic reach and decrease our distribution costs.

The Company will continue to provide operational and financial updates in keeping with past practice during the course of the year.

About GlyEco, Inc.

GlyEco is a developer, manufacturer and distributor of performance fluids for the automotive, commercial and industrial markets. We specialize in coolants, additives and complementary fluids. We believe our vertically integrated approach, which includes formulating products, acquiring feedstock, managing facility construction and upgrades, operating facilities, and distributing products through our fleet of trucks, positions us to serve our key markets and enables us to capture incremental revenue and margin throughout the process. Our network of facilities, develop, manufacture and distribute high quality products that meet or exceed industry quality standards, including a wide spectrum of ready to use antifreezes and additive packages for the antifreeze/coolant, gas patch coolants and heat transfer fluid industries, throughout North America.

For further information, please visit: http://www.glyeco.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as required by federal securities laws.

Contact:

GlyEco, Inc.

Ian Rhodes

President and Chief Executive Officer

irhodes@glyeco.com

866-960-1539

SOURCE: GlyEco, Inc.

GLYECO, INC. AND SUBSIDIARIES

 Consolidated Balance Sheets

December 31, 2017 and December 31, 2016

	December 31,	December 31,
	2017	2016

ASSETS
Current Assets
Cash	$111,302	$1,413,999
Cash – restricted	6,642	76,552
Accounts receivable, net	1,546,367	1,096,713
Prepaid expenses	360,953	340,899
Inventories	564,133	644,522
Total current assets	2,589,397	3,572,685

Property, plant and equipment, net	3,897,950	3,657,839

Other Assets
Deposits	436,450	387,035
Goodwill	3,822,583	3,693,083
Other intangibles, net	2,266,654	2,794,204
Total other assets	6,525,687	6,874,322

Total assets	$13,013,034	$14,104,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,921,406	$961,010
Due to related parties	—	6,191
Contingent acquisition consideration	1,509,755	1,821,575
Notes payable – current portion, net of debt discount	297,534	2,541,178
Capital lease obligations – current portion	377,220	6,838
Total current liabilities	5,105,915	5,336,792

Non-Current Liabilities
Notes payable – non-current portion	2,953,631	2,963,640
Capital lease obligations – non-current portion	1,085,985	3,371
Total non-current liabilities	4,039,616	2,967,011

Total liabilities	9,145,531	8,303,803

Commitments and Contingencies

Stockholders’ Equity
Preferred stock: 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of December 31, 2017 and 2016	—	—
Common stock: 300,000,000 shares authorized; $0.0001 par value; 165,288,061 and 126,156,189 shares issued and outstanding as of December 31, 2017 and 2016, respectively	16,529	12,616
Additional paid-in capital	45,847,572	42,603,490
Accumulated deficit	(41,996,598)	(36,815,063)
Total stockholders’ equity	3,867,503	5,801,043

Total liabilities and stockholders’ equity	$13,013,034	$14,104,846

GLYECO, INC. AND SUBSIDIARIES

 Consolidated Statements of Operations

For the years ended December 31, 2017 and 2016

	Years Ended December 31,
	2017	2016

Net sales	$12,072,686	$5,591,087
Cost of goods sold	10,444,573	5,283,054
Gross profit	1,628,113	308,033

Operating expenses:
Consulting fees	416,445	129,752
Share-based compensation	523,613	1,064,086
Salaries and wages	1,855,713	1,094,465
Legal and professional	901,339	274,824
Tank remediation	780,000	—
General and administrative	1,486,624	929,348
Total operating expenses	5,963,734	3,492,475

Loss from operations	(4,335,621)	(3,184,442)

Other (income) and expense:
Interest income	—	(372)
Loss on debt extinguishment	146,564	—
Interest expense	684,429	25,876
Loss on sale of equipment, net	—	89,666
Gain on settlement of note payable	—	(15,000)
Total other expense, net	830,993	100,170

Loss before provision (benefit) for income taxes	(5,166,614)	(3,284,612)

Provision (benefit) for income taxes	14,921	(1,020,052)

Net loss	$(5,181,535)	$(2,264,560)

Basic and diluted net loss per share	$(0.04)	$(0.02)

Weighted average common shares outstanding - basic and diluted	142,212,041	109,553,834

GLYECO, INC. AND SUBSIDIARIES

 Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (non-GAAP)

For the years ended December 30, 2017 and 2016

	As Reported
	Years Ended December 31,
	2017	2016
Net loss	$(5,181,535)	$(2,264,560)

Interest expense, net	684,429	25,504
Loss on debt extinguishment	146,564	—
Tank remediation (1)	780,000	—
Income tax expense (benefit)	14,921	(1,020,052)
Depreciation and amortization	1,036,205	358,491
Share-based compensation	523,613	1,064,086
Adjusted EBITDA	$(1,995,803)	$(1,836,531)

(1)	This is an expense related to estimated equipment remediation efforts to comply with new West Virginia regulations.

Presented above is the non-GAAP financial measure representing earnings before interest, taxes, depreciation, amortization and stock compensation (which we refer to as “Adjusted EBITDA”) and the reconciliations of Adjusted EBITDA to net loss. Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) and cash flows from operations calculated in accordance with GAAP.

Adjusted EBITDA is used by our management as an additional measure of our Company’s performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in our Company’s financial results that may not be shown solely by period-to-period comparisons of net income (loss) and cash flows from operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our Company’s performance. Further, we believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results and helps investors make comparisons between our company and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in net income (loss), as well as trends in those items.